INDEX TO EXHIBITS




(1)               Administration Agreement with Countrywide Fund Services, Inc.

(2) Transfer, Dividend Disbursing, Shareholder Service and Plan Agency Agreement with Countrywide Fund Services, Inc.

(3)               Accounting Services Agreement with Countrywide Fund Services,
                  Inc.

(4)               Consent of Arthur Andersen LLP

(5)               Financial Data Schedule